CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form SB-2 of our report dated July 20, 1999, with respect to the financial statements of Hot Products, Inc.com, Inc., as of April 30, 1999 and for the ten (10) months ending April 30, 1998, and filed with the Securities and Exchange Commission.


/s/ King, Weber & Associates, CPA

King, Weber & Associates, CPA
March 24, 2000